Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) of AutoZone, Inc. for the registration of $500,000,000 debt securities and to the incorporation by reference therein of our reports dated September 20, 2002 (except for the fourth paragraph of Note G, as to which the date is October 16, 2002) with respect to the consolidated financial statements and schedule of AutoZone, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

August 4, 2003